   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                     THE READER'S DIGEST ASSOCIATION, INC.
             (Exact name of registrant as specified in its charter)

                      DELAWARE                                             13-1726769
           (State or other jurisdiction of                              (I.R.S. Employer
           incorporation or organization)                            Identification Number)

                       PLEASANTVILLE, NEW YORK 10570-7000
                                 (914) 238-1000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------
                              C.H.R. DUPREE, ESQ.
       VICE PRESIDENT, CORPORATE SECRETARY AND ASSOCIATE GENERAL COUNSEL
                       PLEASANTVILLE, NEW YORK 10570-7000
                                 (914) 238-1000
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

             PATRICIA A. VLAHAKIS, ESQ.                            DONALD B. BRANT, JR., ESQ.
           WACHTELL, LIPTON, ROSEN & KATZ                      MILBANK, TWEED, HADLEY & MCCLOY LLP
                 51 WEST 52ND STREET                                 1 CHASE MANHATTAN PLAZA
              NEW YORK, NEW YORK 10019                            NEW YORK, NEW YORK 10005-1413
                   (212) 403-1000                                        (212) 530-5000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
                             ---------------------
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
             TITLE OF EACH CLASS OF                   PROPOSED MAXIMUM AGGREGATE
          SECURITIES TO BE REGISTERED                    OFFERING PRICE(1)(2)               AMOUNT OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Debt Securities.................................             $500,000,000                            $125,000
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) solely for purposes of calculating the registration fee.

(2) If any debt securities are issued at original issue discount, such greater amount as shall result in net proceeds of $500,000,000 to the registrant.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER AND SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2001

PROSPECTUS

                     THE READER'S DIGEST ASSOCIATION, INC.
                                  $500,000,000
                                DEBT SECURITIES

                             ---------------------

     - We plan to issue up to $500,000,000 of debt securities.

     - The debt securities may be offered as separate series in amounts, prices and on terms to be determined at the time of the sale. When we offer debt securities, we will provide you with a prospectus supplement or a term sheet describing the terms of the specific issue of debt securities including the offering price of the securities.

     - We may sell the debt securities to agents, underwriters or dealers, or may sell them directly to other purchasers.

     - You should read this prospectus and the prospectus supplement or the term sheet relating to the specific issue of debt securities carefully before you invest.

     The mailing address of our principal executive offices is Pleasantville, New York 10570 and our telephone number is (914) 238-1000.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             ---------------------

     We may sell debt securities to or through dealers, underwriters, or agents. The names of any dealers, underwriters or agents involved in the sale of any debt securities will be set forth in the prospectus supplement covering the sale of those debt securities.

                             ---------------------

                   The date of this prospectus is

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    1
Where You Can Find More Information.........................    1
Forward-Looking Statements..................................    3
Reader's Digest.............................................    5
Use of Proceeds.............................................    5
Ratio of Earnings to Fixed Charges..........................    6
Description of Debt Securities..............................    7
Plan of Distribution........................................   19
Validity of Debt Securities.................................   20
Experts.....................................................   20

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the "SEC," using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total amount of $500,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we issue debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add to or update other information contained in this prospectus. The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the debt securities described in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with additional information described under "Where You Can Find More Information."

     As used in this prospectus and any prospectus supplement or term sheet, except as the context otherwise requires, "we," "us," "our Company" and "Reader's Digest" mean The Reader's Digest Association, Inc., together with its consolidated subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. We maintain a website at www.rd.com. The information contained in our website is not incorporated in this prospectus by reference and you should not consider it a part of the prospectus.

     We filed a registration statement on Form S-3 with the SEC covering the debt securities. For further information about us and the debt securities, you should refer to the registration statement and its exhibits. This prospectus summarizes material provisions of the indenture. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we complete our offering of the debt securities:

     - our annual report on Form 10-K for the year ended June 30, 2001;

     - our quarterly report on Form 10-Q for the quarter ended September 30, 2001; and

     - our current reports on Form 8-K filed on August 14, 2001, August 20, 2001 and October 31, 2001.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

                               Investor Relations
                     The Reader's Digest Association, Inc.
                            Pleasantville, New York
                           Telephone: (914) 244-7446

     The information contained in this prospectus is not complete and may be changed. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or term sheet. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any information we previously filed with the SEC and incorporated by reference into the prospectus or the prospectus supplement, is accurate as of any date other than the date on the front cover of the prospectus or prospectus supplement, respectively. Our business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

     We have made some statements in this prospectus and in the documents incorporated by reference into this prospectus that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and we intend those statements to be subject to the safe harbor provisions of those sections. Forward-looking statements include any statements that address future results or occurrences. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. Some of these risks and uncertainties include factors relating to:

     - the effects of potentially more restrictive privacy and other governmental regulation relating to our marketing methods;

     - the effects of modified and varied promotions;

     - our ability to identify customer trends;

     - our ability to continue to create and acquire a broadly appealing mix of new products;

     - our ability to attract and retain new and younger magazine subscribers and product customers in view of the maturing of an important portion of our U.S. customer base;

     - our ability to attract and retain subscribers and customers in an economically efficient manner;

     - the effects of selective adjustments in pricing;

     - our ability to expand and more effectively utilize our customer database;

     - our ability to expand into new international markets and to introduce new product lines into new and existing markets;

     - our ability to expand into new channels of distribution;

     - our ability to negotiate and implement productive acquisitions, strategic alliances and joint ventures;

     - our ability to integrate newly acquired and newly formed businesses successfully;

     - the strength of relationships of newly acquired and newly formed businesses with their employees, suppliers and customers;

     - the accuracy of the basis of forecasts relating to newly acquired and newly formed businesses;

     - our ability to achieve financial savings related to restructuring programs;

     - our ability to contain and reduce costs, especially through global efficiencies;

     - the cost and effectiveness of re-engineering of business processes and operations;

     - the accuracy of management's assessment of the current status of our business;

     - the evolution of our organizational and structural capabilities;

     - our ability to respond to competitive pressures within and outside the direct marketing industry, including the Internet;

     - the effects of worldwide paper and postage costs;

     - the effects of possible postal disruptions on deliveries of promotions, products and payments;

     - the effects of foreign currency fluctuations;

     - the accuracy of management's assessment of the future effective tax rate and the effects of initiatives to reduce the rate;

     - the effects of the transition to the euro;

     - the adequacy of our financial resources;

     - the effects and pace of our stock repurchase program;

     - the effects of unforeseen economic and political changes in the markets where we compete; and

     - the economic effects of the September 11, 2001 terrorist attacks, the anthrax scare and subsequent related events, especially those affecting the direct marketing industry.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that our future business, financial condition or results of operations will be in line with these forward-looking statements. Except as required by law, we do not undertake to update any forward-looking statements.

     For further details and a discussion of the risks and uncertainties mentioned above and other risks and uncertainties, please see the Company's SEC filings, including our 2001 annual report on Form 10-K, our subsequent quarterly reports on Form 10-Q and our subsequent current reports on Form 8-K.

                                READER'S DIGEST

     We are a preeminent global leader in publishing and direct marketing, and we create and deliver products that inform, enrich, entertain and inspire, including magazines, books, recorded music collections, and home videos.

     We are a Delaware corporation, originally incorporated in New York in 1926 and then reincorporated in Delaware in 1951. The mailing address of our principal executive offices is Pleasantville, New York 10570 and our telephone number is (914) 238-1000.

     We are best known for publishing our flagship Reader's Digest magazine. DeWitt and Lila Acheson Wallace founded Reader's Digest magazine in 1922. Today, Reader's Digest has a worldwide circulation of about 23 million and over 100 million readers each month. Reader's Digest is published in 48 editions and 19 languages.

     Our four reporting segments are North America Books and Home Entertainment, U.S. Magazines, International Businesses and New Business Development.

     North America Books and Home Entertainment publishes and markets, primarily through direct marketing, Books and Home Entertainment products in the United States and Canada. In addition, North America Books and Home Entertainment includes the publication and marketing of Reader's Digest magazine in Canada and the sale of this magazine and other magazines and products through youth fundraising campaigns of Quality Service Programs, Inc. in Canada. This segment also sells books and gift items by display marketing products on-site at schools and businesses through Books Are Fun, Ltd. In addition, North America Books and Home Entertainment manages some of our alliances, including those relating to vitamin marketing and health publishing in the United States.

     U.S. Magazines publishes and markets, primarily through direct marketing, Reader's Digest magazine and several special interest magazines in the United States. In addition, U.S. Magazines sells its magazines and other magazines and products through youth fundraising campaigns of QSP, Inc.

     International Businesses operates outside of the United States and Canada. This segment publishes and markets, primarily through direct marketing, Books and Home Entertainment products, Reader's Digest magazine in numerous editions and languages, and special interest magazines outside of the United States and Canada.

     New Business Development comprises the activities of Gifts.com, Inc. (including Good Catalog Company), financial services alliances, certain special interest magazines in international markets and other developing businesses.

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the debt securities for general corporate purposes, including the repurchase of our shares of common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our consolidated ratio of earnings to fixed charges for each of the fiscal years ended June 30, 1997 through 2001 and for the three-month period ended September 30, 2001 is set forth below. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges.

                                                                                    THREE MONTHS
                                                                                       ENDED
                                       1997    1998     1999     2000    2001    SEPTEMBER 30, 2001
                                      ------   -----   ------   ------   -----   ------------------
                                                               (UNAUDITED)

Ratio of earnings to fixed
  charges...........................    14.8     3.6     19.3     22.9    10.2            0.7(1)

---------------
(1) For the three months ended September 30, 2001, fixed charges exceeded adjusted earnings by $1.7 million.

                         DESCRIPTION OF DEBT SECURITIES

     In this description, "we," "us," "our," "our Company," and "Reader's Digest" mean The Reader's Digest Association, Inc. as a corporate entity, excluding our subsidiaries. Capitalized terms used below are defined under "Defined terms."

     The debt securities will be issued under an indenture between us and JPMorgan Chase Bank, as trustee. The indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and an unlimited number of series.

     The following description of the terms of the debt securities summarizes the material terms that will apply to the debt securities. The description is not complete, and we refer you to the indenture, a copy of which is an exhibit to the registration statement of which this prospectus is a part. For your reference, in several cases below we have noted the section in the indenture that the paragraph summarizes. Capitalized terms have the meanings assigned to them in the indenture. The referenced sections of the indenture and the definitions of capitalized terms are incorporated by reference in the following summary.

     Prospective purchasers of debt securities should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement or term sheet relating to an issue of debt securities will describe these considerations, if they apply.

SPECIFIC TERMS OF EACH SERIES

     Each time that we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will specify the particular amount, price and other terms of those debt securities. These terms may include:

     - the title of the debt securities;

     - any limit on the total principal amount of the debt securities;

     - the date or dates on which the principal of the debt securities will be payable or their manner of determination;

     - the interest rate or rates of the debt securities; the date or dates from which interest will accrue on the debt securities; and the interest payment dates and the regular record dates for the debt securities; or, in each case, their manner of determination;

     - the place or places where the principal of and premium and interest on the debt securities will be paid;

     - the period or periods within which, the price or prices at which and the terms on which any of the debt securities may be redeemed, in whole or in part at our option, and any remarketing arrangements;

     - the terms on which we would be required to redeem, repay or purchase debt securities required by any sinking fund, mandatory redemption or similar provision; and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be so redeemed, repaid or purchased in whole or in part;

     - the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any whole multiple thereof;

     - the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount; these debt securities could include original issue discount, or OID, debt securities or indexed debt securities, which are each described below;

     - whether and under what circumstances we will pay additional amounts under any debt securities held by a person who is not a U.S. person for tax payments, assessments or other governmental charges and whether we have the option to redeem the debt securities which are affected by the additional amounts instead of paying the additional amounts;

     - the form in which we will issue the debt securities, whether registered, bearer or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

     - whether the debt securities will be issuable as global securities;

     - whether the amounts of payments of principal of, premium, if any, and interest, if any, on the debt securities are to be determined with reference to an index, formula or other method, and if so, the manner in which such amounts will be determined;

     - if the debt securities are issuable in definitive form upon the satisfaction of certain conditions, the form and terms of such conditions;

     - any trustees, paying agents, transfer agents, registrars, depositories or similar agents with respect to the debt securities;

     - any additions or deletions to the terms of the debt securities with respect to the events of default or covenants governing the debt securities;

     - the foreign currency or units of two or more foreign currencies in which payment of the principal of and premium and interest on any debt securities will be made, if other than U.S. dollars, and the holders' right, if any, to elect payment in a foreign currency or foreign currency unit other than that in which the debt securities are payable;

     - whether and to what extent the debt securities are subject to defeasance on terms different from those described under "-- Defeasance of indenture;" and

     - any other terms of the debt securities that are not inconsistent with the indenture.

(section 301)

     We may issue debt securities as OID debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If we issue OID debt securities, the prospectus supplement or term sheet will contain the issue price, the rate at which interest will accrete, and the date from which such interest will accrete on the OID debt securities.

     We may also issue indexed debt securities. Payments of principal of, and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement or term sheet.

RANKING

     The debt securities will be our unsecured and unsubordinated obligations and will rank equally with all our other unsecured and unsubordinated debt.

FORM AND DENOMINATION

     The prospectus supplement or term sheet will describe the form which the debt securities will have, including insertions, omissions, substitutions and other variations permitted by the indenture and any legends required by any laws, rules or regulations. (section 201)

     We will issue debt securities in denominations of $1,000 and whole multiples thereof, unless the prospectus supplement or term sheet states otherwise. (section 302)

PAYMENT

     We will pay principal of and premium and interest on our registered debt securities at the place and time described in the debt securities. We will pay installments of interest on any registered debt security to the person in whose name the registered debt security is registered at the close of business on the regular record date for these payments. We will pay principal and premium on registered debt securities only against surrender of these debt securities. (section 1001) If we issue debt securities in bearer form, the prospectus supplement or term sheet will describe where and how payment will be made.

MATERIAL COVENANTS

     The indenture includes the following material covenants:

  LIEN ON ASSETS

     We will not, nor will we permit any Restricted Subsidiary to, issue or assume any Indebtedness secured by a Lien upon any Property we or any Restricted Subsidiary now own or acquire in the future without equally and ratably securing the debt securities.

     This restriction does not apply, however, to any of the following:

     - Liens existing on the date of the indenture;

     - Permitted Liens;

     - Liens on any property or asset that existed at the time when we or any subsidiary acquired that property or asset;

     - Liens on fixed or capital assets acquired, constructed or improved by us or any of our subsidiaries that are incurred before or within 180 days of acquiring, constructing or improving the asset and that do not exceed the cost of acquiring, constructing or improving the asset;

     - Liens on the Property of our subsidiaries in our favor or in the favor of any wholly owned Restricted Subsidiary;

     - Liens on any of our equipment or the equipment of any subsidiary located on the premises of one of our suppliers and used in the ordinary course of business;

     - judgment or judicial attachment Liens for any judgment that is not an event of default under the indenture;

     - Liens securing any reimbursement, indemnification or similar obligation or liability incurred in the ordinary course of business for any letter of credit, letter of guaranty, banker's acceptance, bill of exchange or similar instrument for our trade obligations or those of our subsidiaries;

     - Liens imposed by law that are being contested in good faith and for which we have set aside adequate reserves or, if not removed, could not be expected to have a material adverse effect on us and our subsidiaries;

     - any Lien existing as a result of a Capital Lease Obligation that is not otherwise prohibited by the indenture; and

     - the extension, renewal or replacement of any lien referred to in the foregoing clauses or this clause.

     Notwithstanding the foregoing, we and any Restricted Subsidiary may create, incur or permit to exist any lien to secure Indebtedness in addition to those permitted by the preceding sentence, and renew, extend or replace such liens, provided that at the time of such creation, incurrence, renewal, extension or replacement, after giving effect thereto, the aggregate amount of all such Indebtedness of our Company and our Restricted Subsidiaries and the aggregate Attributable Debt of all Sales and Leaseback Transactions of our Company and our Restricted Subsidiaries at any one time outstanding together shall not exceed 7.5% of Consolidated Assets. As of September 30, 2001, Consolidated Assets were $1,805.6 million. (section 1007).

  SALE AND LEASEBACK TRANSACTIONS

     Neither we nor any Restricted Subsidiary may enter into any Sale and Leaseback Transaction, unless either:

     - we or the Restricted Subsidiary would be entitled pursuant to the "-- Lien on assets" covenant to create Indebtedness secured by a Lien on the Property in an amount equal to the Attributable Debt of the Sale and Leaseback Transaction without the debt securities being equally and ratably secured; or

     - we or the Restricted Subsidiary applies, in the case of a sale or transfer for cash, an amount equal to the greater of the fair market value or the net proceeds of the Sale and Leaseback and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Property leased, to the retirement, within 180 days after the Sale and Leaseback Transaction, of the debt securities or other Indebtedness ranking on parity with the debt securities and owing to a Person other than us or any of our Affiliates or applies it to the construction or improvement of real property or personal property used in the ordinary course of business. These restrictions will not apply to transactions between us and a Restricted Subsidiary or between Restricted Subsidiaries.

(section 1008)

  LIMITATION ON MERGER, CONSOLIDATION AND SALES OF ASSETS

     We may not consolidate with or merge into any other entity or transfer or lease substantially all of our properties and assets to any person unless:

     - the successor is organized under the laws of the United States or a state thereof;

     - the successor assumes by supplemental indenture the obligations of its predecessor (that is, all our obligations under the debt securities and the indenture); and

     - after giving effect to the transaction, there is no default under the indenture.

     The surviving transferee or lessee corporation will be our successor, and we will be relieved of all obligations under the debt securities and the indenture. (sections 801 and 802)

DEFINED TERMS

     "Attributable Debt" means, in respect of a Sale and Leaseback Transaction, at the time of determination, the lesser of (1) the fair market value of the property subject to such arrangement or (2) the present value (discounted at the rate per annum equal to the interest borne by the debt securities on a weighted average basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes and similar charges.

     "Capital Stock" of any Person means shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

     "Capital Lease Obligations" means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles. The amount of indebtedness will be the capitalized amount of the obligations determined in accordance with generally accepted accounting principles consistently applied.

     "Consolidated Assets" of the Company and its subsidiaries means the consolidated total assets of the Company and its subsidiaries as reflected in the Company's most recent balance sheet preceding the date of determination prepared in accordance with generally accepted accounting principles consistently applied.

     "Indebtedness" means, with respect to any Person (without duplication):

          (1) any liability of such Person (A) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation arising in connection with the acquisition of any businesses, properties or assets of any kind) (other than a trade payable or a current liability arising in the ordinary course of business), or (C) for the payment of money relating to any Capital Lease Obligations;

          (2) any liability of others described in the preceding clause (1) that the Person has guaranteed or that is otherwise its legal liability;

          (3) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clause
     (1) or (2) above; and

          (4) in the case of any Restricted Subsidiary, the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of such Restricted Subsidiary in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by the Company or any Restricted Subsidiary).

     "Lien" means any mortgage, pledge, lien, security interest, charge or other encumbrance or preferential arrangement (including any conditional sale or other title retention agreement or lease in the nature thereof other than a title retention agreement in connection with the purchase of goods in the ordinary course of business which is outstanding for not more than 90 days).

     "Permitted Liens" means

          (1) Liens imposed by law for taxes, fees, assessments or other governmental charges or levies that are not yet due;

          (2) carriers', warehousemen's, mechanics', materialmen's, repairmen's, vendors' or lessors' Liens (and deposits to obtain the release of such Liens), set-off rights and other like Liens imposed by law (or contract, to the extent that such contractual Liens are similar in nature and scope to Liens imposed by law), in each case arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith;

          (3) Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers' compensation, disability or unemployment insurance, old-age pensions, retiree health benefits and other social security laws or regulations;

          (4) deposits (including deposits made to satisfy statutory or other legal obligations in connection with sweepstakes or similar contests) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (5) (A) easements, covenants, conditions, restrictions, leases, subleases, licenses, rights of way, minor irregularities in, or lack of, title and similar encumbrances affecting real property, (B) with respect to any lessee's or licensee's interest in real or personal property, mortgages, liens, rights and obligations and other encumbrances arising by, through or under any owner, lessor or licensor thereof, with or without the lessee's or licensee's consent, and (C) leases, licenses, rights and obligations in connection with patents, copyrights, trademarks, trade names and other intellectual property, in each case that do not secure the payment of borrowed money (other than, with respect to any lessee's or licensee's interest in real or personal property, mortgages, liens, rights and obligations and other encumbrances arising by, through or under any owner, lessor or licensor thereof) to the extent, in the case of each of
     (A), (B) and (C), that the Liens referred to therein do not, in the aggregate, materially detract from the value of the affected property as used by the Company or any subsidiary in the ordinary course of business or materially interfere with the ordinary conduct of the business of the Company and its subsidiaries taken as a whole; and

          (6) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods.

     "Person" means any individual, firm, corporation, partnership, association, joint venture, tribunal, limited liability company, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization.

     "Property" means any asset, revenue or any other property, whether tangible or intangible, real or personal, including, without limitation, any right to receive income.

     "Restricted Subsidiary" means any subsidiary of the Company if at the end of the most recent fiscal quarter, the total assets of such subsidiary exceed 5% of consolidated total assets of the Company and its subsidiaries, determined in accordance with generally accepted accounting principles consistently applied.

     "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or any Restricted Subsidiary sells or transfers any Property to any Person with the intention of taking back a lease of such Property.

     "Significant Subsidiary" has the meaning specified, as of the date of the indenture, in Rule 1-02 of Regulation S-X promulgated under the Securities Act.

REGISTRATION OF TRANSFER AND EXCHANGE

     All debt securities issued upon any registration of transfer or exchange of debt securities will be valid obligations of ours, evidencing the same debt and entitled to the same rights under the indenture as the debt securities surrendered in the registration of transfer or exchange.

REGISTRATION OF TRANSFER

     Holders of registered debt securities may present their securities for registration of transfer at the office of one or more security registrars designated and maintained by us. (section 305)

     We will not be required to register the transfer of or exchange debt securities under the following conditions:

     - We will not be required to register the transfer of or exchange any debt securities during a period of 15 days before any selection of those debt securities to be redeemed.

     - We will not be required to register the transfer of or exchange any debt securities selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part.

     - We will not be required to register the transfer of or exchange debt securities of any holder who has exercised an option to require the repurchase of those debt securities prior to their stated maturity date, except the portion not being repurchased.

(section 305)

EXCHANGE

     At your option, you may exchange your registered debt securities of any series (except a global security, as set forth below) for an equal principal amount of other registered debt securities of the same series having authorized denominations upon surrender to our designated agent.

     We may at any time exchange debt securities issued as one or more global securities for an equal principal amount of debt securities of the same series in definitive registered form. In this case we will deliver to the holders new debt securities in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

     The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for debt securities of the same series in definitive registered form, in which case we will deliver the new debt securities in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person's beneficial interest in the global securities. (section 305)

     Notwithstanding the above, we will not be required to exchange any debt securities if, as a result of the exchange, we would suffer adverse consequences under any U.S. law or regulation. (section 305)

GLOBAL SECURITIES

     If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

     The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our Company, the trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

DEFEASANCE OF INDENTURE

     We can terminate all of our obligations under the indenture with respect to the debt securities, other than the obligation to pay interest on and the principal of the debt securities and certain other obligations, at any time by:

     - depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities to their maturity; and

     - complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our defeasance.

     In addition, we can terminate all of our obligations under the indenture with respect to the debt securities, including the obligation to pay interest on and the principal of the debt securities, at any time by:

     - depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities to their maturity, and

     - complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the federal tax law since the date of the indenture, to the effect that holders of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our defeasance.

(sections 402-404)

PAYMENTS OF UNCLAIMED MONEYS

     Moneys deposited with the trustee or any paying agent for the payment of principal of or premium and interest on any debt security that remains unclaimed for two years will be repaid to us at our request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to us and not to the trustee or paying agent. (section 409)

EVENTS OF DEFAULT, NOTICES, AND WAIVER

  EVENTS OF DEFAULT

     An "event of default" regarding any series of debt securities is any one of the following events:

     - default for 30 days in the payment of any interest installment when due and payable;

     - default in the payment of principal or premium when due at its stated maturity, by declaration, when called for redemption or otherwise;

     - default in the performance of any covenant in the debt securities or in the indenture by us for 60 days after notice to us by the trustee or by holders of 25% in principal amount of the outstanding debt securities of that series;

     - acceleration of debt securities of another series or any other indebtedness of ours or one of our Significant Subsidiaries for borrowed money, in an aggregate principal amount exceeding $20 million under the terms of the instrument or instruments under which the indebtedness is issued or secured, if the acceleration is not annulled within 30 days after written notice as provided in the indenture;

     - a final, non-appealable judgment or order for the payment of money in excess of $25 million rendered against us or one of our Significant Subsidiaries that is not paid or discharged within 60 days following entry of such judgment or order;

     - certain events of bankruptcy, insolvency and reorganization involving us; and

     - any other event of default of that series that is specified in the prospectus supplement or term sheet.

(section 501)

     A default regarding a single series of debt securities will not necessarily constitute a default regarding any other series.

     If an event of default for any series of debt securities occurs and is continuing (other than an event of default involving the bankruptcy, insolvency or reorganization of our Company), either the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal (or, in the case of (a) OID debt securities, a lesser amount as provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of that series, together with any accrued interest on the debt securities, to be immediately due and payable by notice in writing to us. If it is the holders of debt securities who give notice of that declaration of acceleration to us, then they must also give notice to the trustee. (section
502)

     If an event of default occurs that involves the bankruptcy, insolvency or reorganization of our Company, as set forth above, then all unpaid principal amounts (or, if the debt securities are (a) OID debt securities, then the portion of the principal amount that is specified in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities) and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. (section 502)

     In order for holders of debt securities to initiate proceedings for a remedy under the indenture, 25% in principal amount must first give notice to us as provided above, must request that the trustee initiate a proceeding in its own name and must offer the trustee a reasonable indemnity against costs and liabilities. If the trustee still refuses for 60 days to initiate the proceeding, and no inconsistent direction has been given to the trustee by holders of a majority of the debt securities of the same series, the holders may initiate a proceeding as long as they do not adversely affect the rights of any other holders of that series. (section 507)

     The holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration if all events of default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (section 502)

     If we default on the payment of any installment of interest and fail to cure the default within 30 days, or if we default on the payment of principal when it becomes due, then the trustee may require us to pay all amounts due to the trustee, with interest on the overdue principal or interest payments, in addition to the expenses of collection. (section 503)

     A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. The indenture requires us to pay additional amounts necessary to protect holders if a court requires a conversion to be made on a date other than a judgment date.

  NOTICES

     The trustee is required to give notice to holders of a series of debt securities of a default that remains uncured or has not been waived, and that is known to the trustee, within 90 days after the default has occurred. In the event of a default in the performance of any covenant in the debt securities or the indenture that results under the indenture in notice to us by the trustee after 90 days, the trustee shall not give notice to the holders of debt securities until 60 days after the giving of notice to us. The trustee may not withhold the notice in the case of a default in the payment of principal of and premium or interest on any of the debt securities. (section 602)

  WAIVER

     The holders of a majority in principal amount of the outstanding debt securities of a series may waive any past default or event of default except a default in the payment of principal of or premium or interest on the debt securities of that series or a default relating to a provision that cannot be amended without the consent of each affected holder. (section 513)

REPORTS

     We are required to file an officer's certificate with the trustee every year confirming that we are complying with all conditions and covenants in the indenture. (section 1005)

     We must also file with the trustee copies of our annual reports and the information and other documents that we may be required to file with the SEC under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended. These documents must be filed with the trustee within 15 days after they are required to be filed with the SEC. If we are not required to file the information, documents or reports under either of these Sections, then we must file with the trustee and the SEC, in accordance with the rules and regulations of the SEC, the supplementary and periodic information, documents and reports that may be required by Section 13 of the Exchange Act, in respect of a debt security listed and registered on a national securities exchange, as may be required by the rules and regulations of the SEC.

     Within 30 days of filing the information, documents or reports referred to above with the trustee, we must mail to the holders of the debt securities any summaries of the information, documents or reports that are required to be sent to the holders by the rules and regulations of the SEC. (section 704)

RIGHTS AND DUTIES OF THE TRUSTEE

     The holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or other power conferred on the trustee. The trustee may decline to follow that direction if it would involve the trustee in personal liability or would be illegal. (section 512) During a default, the trustee is required to exercise the standard of care and skill that a prudent person would exercise under the circumstances in the conduct of his or her own affairs. (section 601) The trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities unless those holders have offered to the trustee reasonable security or indemnity. (section 603)

     The trustee is entitled, in the absence of bad faith on its part, to rely on an officer's certificate before taking action under the indenture. (section
603)

SUPPLEMENTAL INDENTURES

  SUPPLEMENTAL INDENTURES NOT REQUIRING CONSENT OF HOLDERS

     Without the consent of any holders of debt securities, we and the trustee may supplement the indenture, among other things, to:

     - pledge property to the trustee as security for the debt securities;

     - reflect that another entity has succeeded us and assumed our covenants and obligations under the debt securities and the indenture;

     - cure any ambiguity or inconsistency in the indenture or in the debt securities or make any other provisions necessary or desirable, as long as the interests of the holders of the debt securities are not adversely affected in any material respect;

     - issue and establish the form and terms of any series of debt securities as provided in the indenture;

     - add to our covenants further covenants for the benefit of the holders of debt securities (and if the covenants are for the benefit of less than all series of debt securities, stating which series are entitled to benefit);

     - add any additional event of default (and if the new event of default applies to fewer than all series of debt securities, stating to which series it applies);

     - change the trustee or provide for an additional trustee;

     - provide additional provisions for bearer debt securities so long as the action does not adversely affect the interests of holders of any debt securities in any material respect; or

     - modify the indenture in order to continue its qualification under the Trust Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments to that Act.

(section 901)

  SUPPLEMENTAL INDENTURES REQUIRING CONSENT OF HOLDERS

     With the consent of the holders of at least a majority in principal amount of the series of the debt securities that would be affected by a modification of the indenture, the indenture permits us and the trustee to supplement the indenture or modify in any way the terms of the indenture or the rights of the holders of the debt securities. However, without the consent of each holder of all of the debt securities affected by that modification, we and the trustee may not:

     - reduce the principal of or premium on or change the stated final maturity of any debt security;

     - reduce the rate of or change the time for payment of interest on any debt security (or, in the case of OID debt securities, reduce the rate of accretion of the OID);

     - change any of our obligations to pay additional amounts under the indenture;

     - reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any debt security by us (or the time when the redemption, repayment or purchase may be made);

     - make the principal or interest on any debt security payable in a currency other than that stated in the debt security or change the place of payment;

     - reduce the amount of principal due on an OID debt security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed debt security upon acceleration of maturity or provable in bankruptcy;

     - impair any right of repayment or purchase at the option of any holder of debt securities;

     - modify the right of any holder of debt securities to receive or sue for payment of the principal or interest on a debt security that would be due and payable at the maturity thereof or upon redemption; or

     - reduce the principal amount of the outstanding debt securities of any series required to supplement the indenture or to waive any of its provisions.

(section 902)

     A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of debt securities will not affect the rights under the indenture of holders of other series of debt securities.

REDEMPTION

     The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement or term sheet for that series. Generally, we must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

     - the principal amount being redeemed;

     - the redemption date;

     - the redemption price;

     - the place or places of payment;

     - the CUSIP number of the debt securities being redeemed;

     - whether the redemption is pursuant to a sinking fund;

     - that on the redemption date, interest (or, in the case of OID debt securities, original issue discount) will cease to accrue; and

     - if bearer debt securities are being redeemed, that those bearer debt securities must be accompanied by all coupons maturing after the redemption date or the amount of the missing coupons will be deducted from the redemption price, or indemnity must be furnished, and whether those bearer debt securities may be exchanged for registered debt securities not being redeemed.

(section 1104)

     On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (section 1105)

     If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair. (section 1103) After the redemption date, holders of debt securities that were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (section 1106)

CONCERNING THE TRUSTEE

     We have customary banking relationships with the trustee, JPMorgan Chase Bank. Among other services, JPMorgan Chase Bank provides us with cash management and credit services, including payroll account, lockbox, foreign exchange and investment custody account services. JPMorgan Chase Bank also serves or has served as administrative agent and trustee with respect to other issuances of debt by us and our subsidiaries and is a member of a syndicate of banks that is party to our two revolving credit facilities of $192.5 million each. J.P. Morgan Securities is one of our stock repurchase agents.

GOVERNING LAW

     The laws of the State of New York govern the indenture and will govern the debt securities. (section 112)

                              PLAN OF DISTRIBUTION

     We may sell the debt securities as follows:

     - through underwriters or dealers;

     - through agents; or

     - directly to purchasers.

     The prospectus supplement or term sheet for each series of debt securities will describe that offering, including:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price and the proceeds to us from that sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchanges on which the debt securities of that series may be listed.

UNDERWRITERS

     Unless otherwise set forth in the prospectus supplement or term sheet, the obligations of the underwriters to purchase debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of a series if any are purchased.

     The debt securities will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of debt securities for whom they may act as agent. Underwriters may also sell debt securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may authorize underwriters to solicit offers by certain types of institutions to purchase debt securities from us at the public offering price stated in the prospectus supplement or term sheet required by delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell debt securities under these delayed delivery contracts, the prospectus supplement or term sheet will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

AGENTS

     We may also sell debt securities through agents designated by us from time to time. We will name any agents involved in the offer or sale of the debt securities and will list commissions payable by us to these agents in the prospectus supplement or term sheet. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement or term sheet.

DIRECT SALES

     We may sell debt securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of debt securities.

REMARKETING TRANSACTIONS

     We may also sell debt securities that we have purchased, redeemed or repaid through one or more remarketing firms acting as principals for their own accounts or as our agents. The applicable prospectus supplement or term sheet will identify any remarketing firms and describe the terms of our agreement with them and their compensation. Remarketing firms may be deemed to be underwriters of the debt securities under the Securities Act of 1933, as amended.

INDEMNIFICATION

     We may indemnify underwriters, dealers or agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments that these underwriters, dealers or agents may be required to make.

NO ASSURANCE OF LIQUIDITY

     Each series of debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase debt securities from us may make a market in these debt securities. The underwriters will not be obligated, however, to make a market in the debt securities and may discontinue market-making at any time without notice to holders of debt securities. We cannot assure you that there will be liquidity in the trading market for any debt securities of any series.

                          VALIDITY OF DEBT SECURITIES

     Unless otherwise indicated in a supplement to this prospectus, Wachtell, Lipton, Rosen & Katz, special counsel to the Company, will pass upon the validity of the debt securities for us. Certain legal matters will be passed upon for any agents or underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York, or other counsel identified in the prospectus supplement or term sheet.

                                    EXPERTS

     The consolidated financial statements of The Reader's Digest Association, Inc. as of June 30, 2001 and 2000 and for each of the years in the three-year period ended June 30, 2001 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and upon their authority as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by the Registrant in connection with the offering described in this Registration Statement are as follows:

     Registration fee.......................................  $125,000
     Trustee's fees.........................................     5,000
     Rating agency fees.....................................         *
     Legal fees and expenses................................         *
     Blue Sky fees and expenses.............................     5,000
     Accounting fees and expenses...........................    60,000
     Printing and duplicating expenses......................    75,000
     Miscellaneous expenses.................................    25,000
                                                              --------
     Total..................................................  $      *
                                                              ========

---------------
* To be completed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Registrant's Restated Certificate of Incorporation, as amended, provides that Registrant shall indemnify each officer or director of Registrant to the fullest extent permitted by law, subject to the limitations set forth in its By-Laws. The By-Laws provide that Registrant shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of Registrant or serves or served at the request of Registrant any other enterprise as a director or officer. Expenses incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by Registrant promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Registrant. The rights of any person under the By-Laws shall be enforceable against Registrant by such person who shall be presumed to have relied upon them in serving or continuing to serve as a director or officer as provided above. Notwithstanding the foregoing, and except as otherwise provided by law, Registrant may not make any payment for indemnification pursuant to the By-Laws to any person to the extent of the amount of such payment that would result in the imposition of an excise tax under Chapter 42 of the Internal Revenue Code of 1986, as amended.

     Section 145 of the Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such actions, suits or proceedings. The Delaware General Corporation Law also provides that Delaware corporations may purchase insurance on behalf of any director, officer, employee or agent.

     Registrant may purchase and maintain insurance on behalf of any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of such persons being or having been such a director, officer, employee or agent, whether or not Registrant would have the power to indemnify such person against such expenses and liabilities under the provisions of the Restated Certificate of Incorporation or otherwise. Registrant maintains such insurance on behalf of its directors and officers.

     The Form of Underwriting Agreement contained in Exhibit 1.1 provides for indemnification of the directors and officers signing the Registration Statement and certain controlling persons of Registrant against certain liabilities, including certain liabilities under the Securities Act of 1933 in certain instances by the Underwriters.

ITEM 16. EXHIBITS.

  1.1  --   Form of Underwriting Agreement.
  4.1* --   Form of Debt Securities.
  4.2  --   Form of Indenture.
  5.1* --   Opinion of Wachtell, Lipton, Rosen & Katz.
 12.1  --   Computation of Ratio of Earnings to Fixed Charges.
 23.1  --   Consent of KPMG LLP.
 23.2* --   Consent of Wachtell, Lipton, Rosen & Katz (included in
            Exhibit 5.1).
 24.1  --   Power of Attorney. Contained in signature pages hereto.
 25.1* --   Statement of eligibility of JPMorgan Chase Bank, as Trustee.

---------------

* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, The Reader's Digest Association, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the town of New Castle, state of New York, on November 14, 2001.

                                          THE READER'S DIGEST ASSOCIATION, INC.

                                          By:      /s/ THOMAS O. RYDER
                                            ------------------------------------
                                              Name: Thomas O. Ryder
                                              Title:Chairman of the Board and
                                                    Chief Executive Officer

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Brizel, C.H.R. DuPree, Michael Geltzeiler and William H. Magill, and each of them, his or her attorney-in-fact with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments), supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 14, 2001.

                     SIGNATURE                                             TITLE
                     ---------                                             -----



                /s/ THOMAS O. RYDER                  Director, Chairman of the Board and Chief
---------------------------------------------------    Executive Officer
                  Thomas O. Ryder




             /s/ MICHAEL S. GELTZEILER               Senior Vice President and Chief Financial Officer
---------------------------------------------------
               Michael S. Geltzeiler




                /s/ THOMAS D. BARRY                  Vice President and Corporate Controller (chief
---------------------------------------------------    accounting officer)
                  Thomas D. Barry




             /s/ JONATHAN B. BULKELEY                Director
---------------------------------------------------
               Jonathan B. Bulkeley




                  /s/ HERMAN CAIN                    Director
---------------------------------------------------
                    Herman Cain




                /s/ LYNNE V. CHENEY                  Director
---------------------------------------------------
                  Lynne V. Cheney




              /s/ M. CHRISTINE DEVITA                Director
---------------------------------------------------
                M. Christine DeVita

                     SIGNATURE                                             TITLE
                     ---------                                             -----





               /s/ JAMES E. PRESTON                  Director
---------------------------------------------------
                 James E. Preston




             /s/ LAWRENCE R. RICCIARDI               Director
---------------------------------------------------
               Lawrence R. Ricciardi




                  /s/ C.J. SILAS                     Director
---------------------------------------------------
                    C.J. Silas




               /s/ WILLIAM J. WHITE                  Director
---------------------------------------------------
                 William J. White




                   /s/ ED ZSCHAU                     Director
---------------------------------------------------
                     Ed Zschau

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
   1.1    --   Form of Underwriting Agreement.
   4.1*   --   Form of Debt Securities.
   4.2    --   Form of Indenture.
   5.1*   --   Opinion of Wachtell, Lipton, Rosen & Katz.
  12.1    --   Computation of Ratio of Earnings to Fixed Charges.
  23.1    --   Consent of KPMG LLP.
  23.2*   --   Consent of Wachtell, Lipton, Rosen & Katz (included in
               Exhibit 5.1).
  24.1    --   Powers of Attorney. Contained in signature pages hereto.
  25.1*   --   Statement of eligibility of JPMorgan Chase Bank, as Trustee.

---------------

* To be filed by amendment.